                                                                    EXHIBIT 99.1


                            COX COMMUNICATIONS, INC.
                             1400 LAKE HEARN DRIVE
                             ATLANTA, GEORGIA 30319

                     NOTICE OF MERGER AND APPRAISAL RIGHTS
                      AVAILABLE TO FORMER STOCKHOLDERS OF
                            COX COMMUNICATIONS, INC.

To the Holders of Certificates Formerly
  Representing Class A common stock
  of Cox Communications, Inc.

     NOTICE IS HEREBY GIVEN pursuant to Section 262(d)(2) of the General Corporation Law of the State of Delaware (the "DGCL") that effective at 4:01 p.m. on December 8, 2004 (the "Effective Time of the Merger"), CEI-M Corporation, a Delaware corporation ("CEI-M") and an indirect subsidiary of Cox Enterprises, Inc. ("Enterprises"), was merged (the "Merger") with and into Cox Communications, Inc., a Delaware corporation ("Cox") with Cox as the surviving corporation. The Merger was effected pursuant to Section 253 of the DGCL and the terms of the Agreement and Plan of Merger, dated October 19, 2004, by and among Enterprises, Cox Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Enterprises ("Holdings"), CEI-M and Cox (the "Merger Agreement"). As a result of the Merger and without any action on the part of any holder of capital stock of Cox or of Holdings, each outstanding share of Class A common stock, par value $1.00 per share (the "Shares") of Cox (other than Shares held by Enterprises, Holdings or CEI-M, and Shares held in Cox's treasury or by any wholly owned subsidiary of Cox) has been converted, subject to the appraisal rights described below, into the right to receive from Cox $34.75 net per Share in cash without interest upon surrender of the certificate formerly representing such Share to Wachovia Bank, N.A., as exchange agent (the "Exchange Agent"), as set forth in the enclosed letter of transmittal (the "Letter of Transmittal"). As a result of the Merger, the stock transfer books of Cox were closed at the Effective Time of the Merger. Accordingly, Cox cannot record any further transfers of Shares.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS ATTACHED TO THIS NOTICE OF MERGER AND APPRAISAL RIGHTS AS APPENDIX A.

SURRENDER OF CERTIFICATES

     The Exchange Agent, on behalf of Cox, will accept the surrender of certificates formerly representing Shares in exchange for the $34.75 net per Share cash payment.

     TO RECEIVE THE $34.75 NET PER SHARE CASH PAYMENT FOR A FORMER STOCKHOLDER'S SHARES, THE FORMER STOCKHOLDER OR A DULY AUTHORIZED REPRESENTATIVE OF SUCH HOLDER MUST, AS SET FORTH IN THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS, (A) DELIVER THE ENCLOSED LETTER OF TRANSMITTAL, APPROPRIATELY COMPLETED, TO THE EXCHANGE AGENT AND (B) SURRENDER THE STOCK CERTIFICATE OR CERTIFICATES THAT, PRIOR TO THE MERGER, HAD EVIDENCED SUCH SHARES TO THE EXCHANGE AGENT, ALL AS SET FORTH IN THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

     Each person who does NOT plan to seek an appraisal of all such person's Shares is urged to execute (or, if such person is not the record holder of such Shares, to arrange for such record holder or such holder's duly authorized representative to execute) and mail postage paid or deliver a Letter of Transmittal to the Exchange Agent at the address set forth in the Letter of Transmittal. FORMER STOCKHOLDERS SHOULD NOTE THAT SURRENDER TO THE EXCHANGE AGENT OF CERTIFICATES FOR THEIR SHARES WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS UNDER THE DGCL.

     Former stockholders should note that the method of delivery of the Letter of Transmittal, stock certificates and all other required documents is at the election and risk of the former stockholder. IF THE DECISION IS MADE TO SEND STOCK CERTIFICATES BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

APPRAISAL RIGHTS

     Notwithstanding the Merger, Shares held by former stockholders of Cox who
(a) do not execute and return (or cause to be executed and returned) a Letter of Transmittal with respect to such Shares or otherwise surrender such Shares for the $34.75 per Share cash payment, (b) perfect their rights to appraisal of such Shares in accordance with Section 262 of the DGCL ("Section 262") and (c) do not thereafter withdraw their demands for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, shall represent the right to receive from Cox such payment as the holders thereof may be entitled to receive as determined by the Court of Chancery of the State of Delaware ("Delaware Court of Chancery") in an appraisal proceeding.

     Section 262 provides a procedure by which persons who were stockholders of Cox at the Effective Time of the Merger may seek an appraisal of their Shares in lieu of accepting the $34.75 net per Share cash payment. A demand for appraisal must be made in writing by or for the stockholder of record wishing to demand appraisal and must reasonably inform Cox of the identity of the stockholder making the demand for appraisal and that such stockholder intends thereby to demand appraisal of his Shares. In any such appraisal proceeding, the Delaware Court of Chancery would determine the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Former stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, $34.75 net per Share and that the investment banking opinion described below was not intended to and does not address fair value under Section 262. Following such an appraisal proceeding, the Delaware Court of Chancery would direct Cox, pursuant to Section 262, to make payment of such fair value of the Shares, together with a fair rate of interest from the Effective Time of the Merger to the former stockholders entitled thereto who properly demanded appraisal.

  APPRAISAL PROCEDURE

     This Notice of Merger and Appraisal Rights affords former stockholders of Cox the notice required by Section 262(d)(2) of the DGCL. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of Section 262, the text of which is set forth in full in Appendix A hereto. MERE FAILURE TO EXECUTE AND RETURN A LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT DOES NOT SATISFY THE REQUIREMENTS OF SECTION 262; RATHER, A SEPARATE WRITTEN DEMAND FOR APPRAISAL MUST BE PROPERLY EXECUTED AND DELIVERED TO COX AS DESCRIBED BELOW.

     A former stockholder of Cox who did not consent to the Merger and who wishes to demand appraisal of his Shares must make a written demand for appraisal ON OR PRIOR TO JANUARY 3, 2005 (i.e., within 20 days after the date of mailing of this Notice of Merger and Appraisal Rights). A demand for appraisal should be addressed to Cox at the following address:

     Cox Communications, Inc.
     6205 Peachtree Dunwoody Road
     Atlanta, Georgia 30328
     Attention: Andrew A. Merdek, Corporate Secretary

As provided under Section 262, failure of a former stockholder of Cox to make a written demand for appraisal within such time limit will result in the loss of such former stockholder's appraisal rights under such Section. The written demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate(s) for their Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in such capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners.

An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s). A record holder, such as a broker who held Shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the Shares issued and outstanding immediately prior to the Effective Time of the Merger held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, however, the written demand should set forth the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares which were held in the name of the record owner.

     A beneficial owner of Shares held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such Shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., Kray & Co., Philadep and others. Any beneficial holder desiring appraisal who holds Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such Shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the Shares, which may be the nominee of a central security depository if the Shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Cox of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder's intention to seek appraisal of such Shares.

     Within 120 days after the Effective Time of the Merger, Cox or any former stockholder who has demanded appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares entitled to appraisal. Cox is under no obligation to and has no present intention to file such a petition. Accordingly, any former stockholder who wishes to perfect his appraisal rights will be required to initiate all necessary action within the times prescribed in Section 262. At any time within 60 days after the Effective Time of the Merger, any former stockholder who has demanded appraisal has the right to withdraw the demand and accept the consideration offered pursuant to the Merger. Any attempt by a holder of Shares to withdraw his or her appraisal demand more than 60 days after the Effective Time of the Merger will require the written approval of Cox. In addition, once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed as to any holder absent court approval.

     Within 120 days after the Effective Time of the Merger, any former stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Cox a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed (i) within 10 days after a written request therefor has been received by Cox or (ii) within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed and a copy thereof is served upon Cox, Cox will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former stockholders of Cox who have demanded an appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached. After notice to such former stockholders as required by the Court, the Court of Chancery is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court of Chancery may require the holders of Shares who have demanded an appraisal for their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any former stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such former stockholder.

     After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised.

     The costs of the appraisal proceeding may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to be appraised.

     Any former stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger).

     If any former stockholder who demands appraisal of his or her Shares under
Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the Shares of such former stockholder will be converted into the right to receive $34.75 net per Share, without interest.

FINANCIAL SUMMARY AND CERTAIN ADDITIONAL INFORMATION TO CONSIDER IN DETERMINING WHETHER TO EXERCISE APPRAISAL RIGHTS

     Pursuant to the terms of the Merger Agreement, prior to the Merger, Cox and Holdings conducted a tender offer for all outstanding Shares at a price of $34.75 per Share net to the seller in cash (the "Offer") pursuant to the Offer to Purchase dated November 3, 2004, as amended (the "Offer to Purchase"). Following Enterprises' announcement on August 2, 2004 of its interest in pursuing the transactions contemplated by the Offer and Merger (collectively, the "Transaction"), the Cox Board created a special committee comprised of the three members of the Cox Board who were neither designees of Enterprises nor employees of Cox (the "Special Committee") to evaluate the fairness of the Transaction to Cox's stockholders (other than Enterprises or its affiliates). In connection with its review of the Transaction, the Special Committee retained independent legal and financial advisors. Goldman, Sachs & Co. ("Goldman Sachs") delivered its opinion to the Special Committee that, as of October 19, 2004 and based upon and subject to the factors, limitations and assumptions set forth in the written opinion, the $34.75 per Share in cash to be received by holders of Shares (other than Enterprises and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated October 19, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I to the Offer to Purchase. Further discussion of the letter and the presentation by Goldman Sachs at the October 18, 2004 meeting of the Special Committee is contained in "Special Factors -- Opinion of Financial Advisor" and in Section 5 below. Goldman Sachs provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the transaction contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of Shares should seek an appraisal of such person's Shares.

     Pursuant to an engagement letter between Cox and Goldman Sachs, Cox has agreed to pay Goldman Sachs certain fees for its services in connection with the transaction contemplated by the Merger Agreement, a portion of which was payable upon consummation of the Offer and the Merger.

     In making their decisions as to the exercise of appraisal rights, former stockholders are urged to review the Offer to Purchase which was previously mailed to former stockholders in connection with the Offer, excerpts of which are provided below (the page numbers referenced after each heading refer to the page numbers in the Offer to Purchase where the information was originally disclosed). A copy of the Offer to Purchase, as well as of the related Schedule TO and all amendments thereto filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer can be obtained by written request directed to Cox Communications, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, Attention: Andrew A. Merdek, Corporate Secretary.

  1.  GENERAL INFORMATION CONCERNING COX. (PP. 67-68)

     Cox is a multi-service broadband communications company with approximately
6.6 million total customers, including approximately 6.3 million basic cable subscribers. The nation's third-largest cable television provider measured by basic subscribers, Cox offers both analog cable television under the Cox Cable brand as well as advanced digital video service under the Cox Digital Cable brand. Cox provides an array of other communications and entertainment services, including local and long distance telephone under the Cox Digital Telephone brand; high-speed Internet access under the Cox High Speed Internet brand; and commercial voice and data services via Cox Business Services. Local cable advertising, promotional opportunities and production services are sold under the Cox Media brand. Cox is an investor in programming networks including Discovery Channel. Cox operates in one operating segment, broadband communications. Cox is now an indirect, wholly-owned subsidiary of Enterprises.

  2.  SELECTED COX FINANCIAL DATA. (PP. 68-70)

     Financial Information. Set forth below is certain selected financial information relating to Cox which has been excerpted or derived from the audited financial statements contained in Cox's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K") and the unaudited financial tables included with Cox's earnings press release for the quarterly period ended September 30, 2004, as furnished under cover of a Form 8-K, dated October 27, 2004. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the Form 10-K and the unaudited consolidated interim financial information contained in Cox's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Cox with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below and are incorporated by reference into this Notice of Merger and Appraisal Rights.

     The following table sets forth summary historical consolidated financial data for Cox as of and for the nine months ended September 30, 2004 and 2003 and as of and for each of the fiscal years ended December 31, 2003 and 2002.

                                                                                    NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31               SEPTEMBER 30
                                              -----------------------------   -----------------------------
                                                  2003            2002            2004            2003
                                              -------------   -------------   -------------   -------------
                                              (MILLIONS OF DOLLARS, EXCLUDING PER SHARE AND CUSTOMER DATA)
STATEMENT OF OPERATIONS DATA
Revenues....................................   $   5,758.9     $   5,038.6     $   4,753.7     $   4,250.4
Operating income............................         586.9           417.4           572.9           424.9
Interest expense............................        (467.8)         (549.9)         (289.2)         (370.7)
(Loss) gain on derivative instruments,
  net.......................................         (22.6)        1,125.6            (0.1)          (22.5)
Gain (loss) on investments, net.............         165.2        (1,317.2)           28.9           166.1
Equity in net losses of affiliated
  companies.................................         (13.1)          (32.2)           (1.3)           (9.7)
Loss on extinguishment of debt..............        (450.1)           (0.8)           (7.0)         (450.1)
(Loss) income before cumulative effect of
  change in accounting principle............        (137.8)         (274.0)          162.3          (126.5)
Cumulative effect of change in accounting
  principle, net of tax.....................            --              --              --              --
Net (loss) income...........................        (137.8)         (274.0)          162.3          (126.5)
                                               ===========     ===========     ===========     ===========
Basic net (loss) income per share...........   $     (0.22)    $     (0.45)    $      0.26     $     (0.20)
                                               ===========     ===========     ===========     ===========
Diluted net (loss) income per share.........   $     (0.22)    $     (0.45)    $      0.25     $     (0.20)
Book value per share........................   $     15.28     $     15.92     $     15.73     $     15.30
BALANCE SHEET DATA
  Total assets..............................   $  24,417.6     $  25,015.3     $  24,721.0     $  24,234.7
  Debt (including amounts due to
     Enterprises)...........................       7,015.8         7,316.0         6,684.4         6,967.4
  Cox-obligated capital and preferred
     securities of subsidiary trusts........            --              --              --              --
CASH FLOW DATA
  Cash flows provided by operating
     activities.............................   $   1,868.0     $   1,772.8     $   1,423.7     $   1,369.1
  Cash flows used in investing activities...      (1,319.1)         (608.2)       (1,012.0)         (795.4)
  Cash flows used in financing activities...        (693.7)       (1,022.8)         (358.2)         (732.3)
CUSTOMER DATA(A)
Basic video customers(b)....................     6,285,236       6,223,949       6,280,990       6,254,781
Advanced-services(c)........................     5,116,882       3,911,068       5,998,192       4,812,784
                                               ===========     ===========     ===========     ===========
Revenue generating units(d).................    11,402,118      10,135,017      12,279,182      11,067,565
Video homes passed(e).......................    10,320,817      10,105,077      10,518,608      10,258,407
Basic Video penetration(f)..................          60.9%           61.6%           59.7%           61.0%

---------------

(a) Cox sold certain cable systems in the second quarter of 2004. Customer data as of December 31, 2003 and 2002 and September 30, 2003 had been adjusted to exclude these sold cable systems for purposes of comparability.

(b) A home with one or more television sets connected to a cable system is counted as one basic video customer.

(c) Advanced services include Cox Digital Cable, high-speed Internet access and Cox Digital Telephone.

(d) Each basic video customer and each advanced service is a revenue generating unit. In certain locations, a household may purchase more than one advanced service, each of which is counted as a separate revenue generating unit.

(e) A home is deemed to be "passed" if it can be connected to the distribution system without any further extension of the distribution plant.

(f)  Basic video customers as a percentage of video homes passed.

  Ratio of Earnings to Fixed Charges.

     The following table sets forth Cox's ratio of earnings to fixed charges for the periods indicated:

   YEAR ENDED      NINE MONTHS ENDED
  DECEMBER 31         SEPTEMBER 30
----------------   ------------------
2003        2002   2004         2003
----        ----   -----        -----
0.6          (a)    2.0          0.4

---------------

(a) For the year ended December 31, 2002, Cox's fixed charges exceeded its earnings by approximately $329.9 million due primarily to net losses on investments of $1.3 billion offset by net gains on derivative instruments of $1.1 billion. The loss on investments included an $807.9 million decline in the fair value of certain investments, primarily Sprint PCS stock, considered to be other than temporary.

     Earnings for the years ended December 31, 2003 and 2002 include net gains (losses) of $143.1 million and (195.5 million), respectively, and for the nine months ended September 30, 2004 and 2003 include net gains of $23.8 million and $144.0 million, respectively, from sales and exchanges of cable systems, investments and derivative instruments.

     For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

        - interest cost including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness;

        - estimated interest component of rent expense; and

        - distributions on capital and preferred securities of subsidiary trusts.

  3.  PRICE RANGE OF SHARES; DIVIDENDS. (P. 67)

     The Shares have been listed and principally traded on the NYSE under the symbol "COX". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by published financial sources. Cox has never paid a dividend on its Class A common stock.

CALENDAR YEAR                                                  HIGH     LOW
-------------                                                 ------   ------
2002:
  First Quarter.............................................  $42.09   $31.70
  Second Quarter............................................  $37.59   $24.50
  Third Quarter.............................................  $29.19   $18.95
  Fourth Quarter............................................  $32.00   $21.70
2003:
  First Quarter.............................................  $32.48   $25.85
  Second Quarter............................................  $34.48   $28.53
  Third Quarter.............................................  $34.90   $30.40
  Fourth Quarter............................................  $34.99   $31.47
2004:
  First Quarter.............................................  $36.95   $29.86
  Second Quarter............................................  $33.36   $27.72
  Third Quarter.............................................  $34.00   $27.17
  Fourth Quarter through November 2, 2004...................  $34.50   $33.10

On July 30, 2004, the last full trading day prior to the initial public announcement with respect to the proposed Offer, the last sale price per Share as reported on the NYSE was $27.58. On November 2, 2004, the last full trading day prior to the commencement of the Offer, the last sale price per Share as reported on the NYSE was $34.47.

  4.  COX'S LONG RANGE PLAN. (P. 70-71)

     As part of Cox's ongoing financial planning process, Cox periodically prepares financial projections. The financial projections of Cox's results of operations were most recently updated in September 2004, referred to as the revised long range plan, subsequent to Enterprises' August 2, 2004 tender offer and merger proposal. Copies of the revised long range plan were provided to Enterprises and the Special Committee in connection with their negotiations. Set forth below are the material forecasted items under the revised long range plan.

     The revised long range plan was prepared for internal purposes and not with a view to dissemination to the public. The long range plan does not reflect Cox's actual performance since the revised long range plan was prepared, nor does it reflect changes in Cox's business or changes in the economy in general resulting from events which have occurred since the revised long range plan was prepared. The revised long range plan was not prepared with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements. Information concerning Cox's projections is included in the Offer to Purchase because it was furnished to Enterprises. Cox's independent accountants have neither audited nor compiled the revised long range plan and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants on the financial statements of Cox incorporated herein by reference relate to the historical financial information of Cox and do not extend to the revised long range plan and should not be read to do so.

     The projections in the revised long range plan are based upon a variety of assumptions relating to Cox's businesses that, although considered reasonable by Cox, may not be realized, and are subject to significant uncertainties and contingencies, many of which are beyond Cox's control. Accordingly, there can be no assurances the estimates and assumptions made in preparing the revised long range plan will prove accurate or that the projected results will be realized or that actual results will not be significantly higher or lower than those projected. Cox has made no representations as to the accuracy of projections in the revised long range plan and none of Cox, Enterprises, Holdings or any of their representatives or advisors assumes responsibility for the accuracy or validity of the projections in the revised long range plan. Cox does not undertake and does not intend to make publicly available any update or revisions to the revised long range plan to reflect circumstances existing after the date of its preparation. The information in the "Introduction" section contained in the Offer to Purchase regarding forward-looking statements is incorporated herein by reference.

              SEPTEMBER 2004 COX REVISED LONG RANGE PLAN FORECASTS

                                            2004     2005     2006     2007     2008     2009
                                           ------   ------   ------   ------   ------   -------
                                                              (IN MILLIONS)
Revenue..................................  $6,441   $7,196   $7,972   $8,736   $9,481   $10,200
Total Costs & Expenses(1)................   3,985    4,372    4,745    5,127    5,492     5,861
Operating Cash Flow(2)...................   2,456    2,824    3,227    3,609    3,989     4,339
Capital Expenditures.....................   1,400    1,349    1,246    1,127    1,033       961
Basic Subscribers........................    6.32     6.38     6.44     6.49     6.55      6.61
Digital Subscribers......................    2.44     2.73     2.90     3.05     3.20      3.30
High Speed Internet Subscribers..........    2.56     3.10     3.60     4.09     4.57      5.01
Telephone Subscribers....................    1.31     1.70     2.11     2.51     2.87      3.21

---------------

(1) For purposes of the revised long range plan, Cox breaks down Total Costs & Expenses, as presented in its financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), into direct costs and operating expenses.

(2) Operating cash flow is not a measure of performance calculated in accordance with GAAP. Operating cash flow is defined as operating income before depreciation and amortization and gain (loss) on the sale of cable systems.

     Cox's management believes that presentation of operating cash flow provides useful information to investors regarding Cox's financial condition and results of operations. Cox believes that operating cash flow is useful to investors in evaluating its performance because it is a commonly used financial analysis tool for measuring and comparing media companies in several areas of liquidity, operating performance and leverage. Operating cash flow is used to gauge Cox's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. In addition, Cox's management uses operating cash flow to monitor compliance with certain financial covenants in Cox's credit agreements, and it is used as a factor in determining executive compensation. Operating cash flow should not be considered as an alternative to net income as an indicator of Cox's aggregate performance or as an alternative to net cash provided by operating activities as measures of liquidity and may not be comparable to similarly titled measures used by other companies. Cox is unable to reconcile operating cash flow to operating income, the closest measure calculated in accordance with GAAP, on a forward-looking basis primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

  5.  OPINION OF FINANCIAL ADVISOR. (PP. 28-38)

     Goldman Sachs rendered its opinion to the Special Committee that, as of October 19, 2004 and based upon and subject to the factors, limitations and assumptions set forth in the written opinion, the $34.75 per Share in cash to be received by the holders of Shares (other than Enterprises and its affiliates) in the Offer and the Merger was fair from a financial point of view to such holders.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED OCTOBER 19, 2004, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX I TO THE OFFER TO PURCHASE. GOLDMAN SACHS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF THE SPECIAL COMMITTEE IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT. THE GOLDMAN SACHS OPINION IS NOT A RECOMMENDATION AS TO WHETHER OR NOT ANY HOLDER OF SHARES SHOULD TENDER SUCH SHARES IN CONNECTION WITH THE OFFER OR HOW ANY HOLDER OF SHARES SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

     - the Merger Agreement;

     - annual reports to stockholders and Annual Reports on Form 10-K of Cox for the five fiscal years ended December 31, 2003;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cox;

     - certain other communications from Cox to its stockholders;

     - certain internal financial analyses and forecasts for Cox prepared by Cox's management, including such management's long range plans, dated September 7, 2004 and Fall 2003, respectively, the presentation at the October 6, 2004 meeting of the Cox Board and forecasts for the interim period ended September 30, 2004;

     - audited financial statements of Discovery Communications, Inc. ("Discovery") for the two fiscal years ended December 31, 2003;

     - certain forecasts for Discovery prepared by the management of Discovery; and

     - certain research analyst estimates for Cox and its affiliates.

     Goldman Sachs also held discussions with members of the senior management of Cox regarding their assessment of the past and current business operations, financial condition and future prospects of Cox and its affiliates. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for Cox with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent minority buyout transactions and certain recent business combinations and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Cox or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Cox or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs took into account the Special Committee's views and the views of Cox's management as to the significant risks and uncertainties relating to the ability of Cox to realize the long range plan, dated September 7, 2004, in the amounts and within the time periods contemplated thereby, including in light of developments material to competitive pressures affecting Cox and the forecasts by Cox's management for the interim period ended September 30, 2004. Goldman Sachs' opinion does not address the underlying business decision of Cox to engage in the Offer or the Merger. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Cox. Goldman Sachs noted that (i) Enterprises and its affiliates beneficially own approximately 72.8% of the combined voting power of the Shares and the Class C common stock; (ii) Enterprises had indicated to the Special Committee that it had no interest in pursuing or permitting a business combination involving Cox or any of its operations other than a transaction in which Enterprises would be a purchaser of the Shares it did not already beneficially own and the Special Committee had instructed Goldman Sachs not to consider any such alternative transaction in rendering its opinion; and (iii) to the knowledge of the Special Committee, no third party other than Enterprises had made any proposal to purchase most or all of the outstanding Shares as a single block, including during the time since the announcement of Enterprises' proposal on August 1, 2004. Goldman Sachs' advisory services and the opinion described above were provided for the information and assistance of the Special Committee in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation whether or not any holder of Shares should tender such Shares in connection with the Offer or how any holder of Shares should vote with respect to the Merger.

     The following is a summary of the material financial analyses delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 15, 2004, and is not necessarily indicative of current market conditions.

     Cable Multiples Analysis. Goldman Sachs calculated the enterprise value of Cox as $28.785 billion, based on a $34.75 per Share value and information in SEC filings by Cox, and then adjusted this enterprise value down to $23.984 billion as an assumed enterprise value for Cox's cable business by backing out an assumed value for Discovery and Cox Business Services. For purposes of this adjustment, Goldman Sachs applied 14.0x and 6.0x multiples to Discovery management's and Cox management's estimated 2005 earnings before interest, taxes, depreciation and amortization, or EBITDA, for Discovery of $1.093 billion and Cox Business Services of $0.272 billion, respectively, to arrive at a value of $3.166 billion for Cox's 24.9% equity interest in Discovery and $1.635 billion for Cox Business Services. Goldman Sachs then determined the following multiples, ratios and per cable subscriber values based on this enterprise value for Cox's cable business and on Cox management's estimates of revenues, EBITDA and basic cable subscribers contained in Cox's revised long range plan. The following table presents the results of this analysis:

                                                                      YEAR
                                                           --------------------------
                                                            2004      2005      2006
                                                           ------    ------    ------
Cable EBITDA Multiple....................................    10.7x      9.4x      8.3x
Cable EBITDA Multiple/2005-2008 Cable EBITDA Growth......     1.0x      0.8x      0.7x
Levered Free Cash Flow...................................    56.1x     32.1x     23.1x
Levered Free Cash Flow/2005-2008 Levered Free Cash Flow       1.6x      0.9x      0.6x
  Growth.................................................
Cable Subscriber Valuation...............................  $3,797    $3,760    $3,727

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Shares for the three-year period ended October 15, 2004. In addition, Goldman Sachs analyzed the consideration to be received by holders of Shares in the Offer and the Merger in relation to the historical market price of Shares.

     This analysis indicated that the price per Share to be paid to stockholders pursuant to the Offer and the Merger represented:

     - a premium of 26.0% based on the price per Share on July 30, 2004, the last trading day before Enterprises announced its proposal, of $27.58 per Share;

     - a premium of 24.1% based on the latest one-month average market price as of July 30, 2004 of $28.00 per Share;

     - a premium of 20.3% based on the latest two-month average market price as of July 30, 2004 of $28.90 per Share;

     - a premium of 17.4% based on the latest three-month average market price as of July 30, 2004 of $29.59 per Share;

     - a premium of 12.4% based on the latest six-month average market price as of July 30, 2004 of $30.93 per Share;

     - a discount of 5.4% based on the latest 52-week high market price as of July 30, 2004 of $36.73 per Share;

     - a premium of 26.8% based on the latest 52-week low market price as of July 30, 2004 of $27.40 per Share;

     - a premium of 7.8% based on the one-year average market price as of July 30, 2004 of $32.23 per Share;

     - a premium of 13.3% based on the two-year average market price as of July 30, 2004 of $30.67 per Share; and

     - a premium of 6.8% based on the three-year average market price as of July 30, 2004 of $32.55 per Share.

     Goldman Sachs noted that the closing market price of $33.26 per Share on October 15, 2004 represented 91% of the latest 52-week high market price of $36.73 and that the closing market price of $27.58 per share on July 30, the last trading day before Enterprises announced its proposal, was 75% of this 52-week high market price. As of the same date, the shares of common stock of certain other publicly traded companies in the cable industry traded at market prices ranging from 43% to 79% of their respective 52-week high market prices as of July 30, 2004. These companies were Comcast Corporation, Cablevision Systems Corporation, Charter Communications, Inc., Insight Communications Company, Inc., and Mediacom Communications Corporation.

     Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to 37 selected minority buy-out transactions announced since 1995. The aggregate consideration paid in six of those transactions exceeded $1 billion and Goldman Sachs reviewed those separately from the remaining transactions. For each of the selected transactions, Goldman Sachs calculated and compared the final purchase price per share to historical market prices. The following tables present the results of this analysis:

                                                              SELECTED TRANSACTIONS IN
                                                                EXCESS OF $1 BILLION
                                                              -------------------------
                                                                  RANGE         MEDIAN
                                                              --------------   --------
Initial Offer to Pre-Announcement Price.....................     3.4%-25.6%      14.1%
Final Offer to Pre-Announcement Price.......................    18.6%-31.5%      25.0%
Percent Increase in Offer...................................     0.0%-18.5%      10.1%
Final Bid Premium to:
  1-Month Average...........................................    24.6%-50.2%      37.2%
  3-Month Average...........................................    24.6%-52.6%      31.6%
  6-Month Average...........................................    20.4%-70.2%      30.7%
  1-Year Average............................................     9.9%-96.0%      34.7%
  2-Year Average............................................     2.7%-83.8%      43.8%
  52-Week High Price........................................   (8.2)%-24.6%      18.5%
  52-Week Low Price.........................................   46.6%-210.3%      61.4%

                                                              SELECTED TRANSACTIONS BELOW
                                                                      $1 BILLION
                                                              ---------------------------
                                                                   RANGE          MEDIAN
                                                              ----------------   --------
Initial Offer to Pre-Announcement Price.....................    (11.1)%-96.5%      16.9%
Final Offer to Pre-Announcement Price.......................    (0.3)%-140.0%      36.4%
Percent Increase in Offer...................................    (12.5)%-50.0%      12.0%
Final Bid Premium to:
  1-Month Average...........................................    (4.7)%-113.3%      33.6%
  3-Month Average...........................................    (15.2)%-75.9%      27.4%
  6-Month Average...........................................    (19.7)%-89.6%      29.8%
  1-Year Average............................................   (42.6)%-105.5%      19.2%
  2-Year Average............................................   (51.4)%-125.1%      23.5%
  52-Week High Price........................................    (75.8)%-50.4%      (2.4)%
  52-Week Low Price.........................................     28.5%-164.0%      70.0%

     Other Asset Value Analysis. Goldman Sachs analyzed the sensitivity of the implied value of Cox's non-cable assets and of the implied multiple of Cox management's estimated 2005 EBITDA for Cox's cable business to Cox management's projections for 2005 cable subscriber valuations by applying upward and downward adjustments to these subscriber projections. This analysis assumed an enterprise value of $28.785 billion for Cox based on a $34.75 per Share value and information in SEC filings by Cox. For this analysis, the non-cable assets of Cox consisted of Discovery and Cox Business Services. The analysis assumed cable subscriber valuations that ranged from $3,600 to $4,000 and resulted in illustrative implied values for Cox's non-cable assets ranging from $3.270 to $5.822 billion and illustrative implied multiples of estimated 2005 Cox cable EBITDA ranging from 9.0x to 10.0x. Goldman Sachs compared this illustrative implied range of multiples of estimated 2005 Cox cable EBITDA multiples with those of certain other publicly traded companies in the cable industry which, based on publicly available research reports, had estimated 2005 EBITDA multiples ranging from 7.9x to 9.4x. These companies were Comcast Corporation, Cablevision Systems Corp., Charter Communications Inc., Insight Communications Co. Inc., and Mediacom Communications Corp.

     Goldman Sachs also analyzed the sensitivity of the implied per Share price to changes in the estimated value of non-cable assets and projections of 2005 cable subscriber valuations by applying upward and downward adjustments to these estimated values and projections. This sensitivity analysis was based on (i) a range of 2005 cable subscriber valuations from $3,400 to $4,000 and (ii) a range of changes in value of non-cable assets of (20)% to 20% from the base projection of $4.801 billion (calculated by applying 14.0x and 6.0x multiples to Discovery management's and Cox management's estimated 2005 EBITDA for respectively Discovery and Cox Business Services) and resulted in illustrative per Share prices ranging from $29.62 to $38.68.

     Goldman Sachs also analyzed the sensitivity of this assumed value of $4.801 billion for Discovery and Cox Business Services by adjusting the valuation of each of Discovery and Cox Business Services upward and downward by up to 20%. This analysis resulted in a range of implied illustrative values for Cox's non-cable assets from $3.841 billion to $5.761 billion.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Cox to corresponding financial information and multiples for Adelphia Communications Corporation and the following publicly traded corporations in the cable industry:

     - Comcast Corporation

     - Cablevision Systems Corporation

     - Charter Communications, Inc.

     - Insight Communications Company, Inc.

     - Mediacom Communications Corporation

     Although none of the selected companies is directly comparable to Cox, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Cox.

     Goldman Sachs also calculated and compared various financial multiples based on information it obtained from SEC filings and Wall Street research. The multiples for each of the selected companies were based on the most recent publicly available information as of October 15, 2004. With respect to the selected companies, Goldman Sachs calculated:

     - adjusted cable enterprise value, which is the market value of common equity plus the book value of debt (except in the case of Adelphia Communications Corp., where Goldman Sachs used the estimated market value of debt), less cash, less the estimated market value of non-consolidated, non-core public and private investments, as a multiple of estimated cable EBITDA for 2004 and 2005;

     - adjusted cable enterprise value as a multiple of the estimated number of cable subscribers for 2004 and 2005;

     - cable equity market capitalization, which is the adjusted cable enterprise value less the book value of debt (except in the case of Adelphia Communications Corp., where Goldman Sachs used the estimated market value of debt), plus cash, less minority interest, as a multiple of estimated free cash flows for 2004 and 2005;

     - estimated EBITDA multiple for 2005 as a multiple of the average estimated growth of EBITDA for 2005 through 2006 and 2005 through 2008; and

     - estimated free cash flow for 2005 as a multiple of the average estimated growth of free cash flow for 2005 through 2006 and 2005 through 2008.

     Goldman Sachs took into account the comparatively low market capitalization of Insight and Mediacom and reviewed the results of applying the above analysis to these companies separately from the results for the group of large capitalization companies. The results of these analyses are summarized as follows:

                                                                               PROPOSED
MULTIPLES FOR SELECTED SMALL CAP COMPANIES               INSIGHT   MEDIACOM   TRANSACTION
------------------------------------------               -------   --------   -----------
Adjusted Cable Enterprise Value/2004 Cable EBITDA......     9.5x       8.9x       11.0x
Adjusted Cable Enterprise Value/2005 Cable EBITDA......     8.9x       8.7x        9.9x
Adjusted Cable Enterprise Value/2004 subscribers.......  $3,198     $2,570      $4,022
Adjusted Cable Enterprise Value/2005 subscribers.......  $3,218     $2,609      $3,990
2005 EBITDA Multiple/2005-2006 EBITDA Growth...........     1.6x       2.5x        0.8x
2005 EBITDA Multiple/2005-2008 EBITDA Growth...........     1.4x       1.6x        1.0x
2005 Free Cash Flow/2005-2006 Free Cash Flow...........     0.6x         *         0.9x
2005 Free Cash Flow/2005-2008 Free Cash Flow...........     0.6x       0.5x        0.8x
Cable Equity Market Capitalization/2004 Free Cash          21.5x      11.0x       45.4x
  Flow.................................................
Cable Equity Market Capitalization/2005 Free Cash          15.8x       9.2x       38.9x
  Flow.................................................

---------------

* Projected Free Cash Flow information was not publicly available.

                                                                               PROPOSED
MULTIPLES FOR SELECTED LARGE CAP COMPANIES*           RANGE**      MEDIAN**   TRANSACTION
-------------------------------------------        -------------   --------   -----------
Adjusted Cable Enterprise Value/2004 Cable             8.6x-14.8x     10.0x       11.0x
  EBITDA.........................................
Adjusted Cable Enterprise Value/2005 Cable             7.9x-11.4x      9.4x        9.9x
  EBITDA.........................................
Adjusted Cable Enterprise Value/2004               $3,132-$3,872    $3,371      $4,022
  subscribers....................................
Adjusted Cable Enterprise Value/2005               $3,132-$3,841    $3,367      $3,990
  subscribers....................................
2005 EBITDA Multiple/2005-2006 EBITDA Growth.....       0.5x-1.3x      1.0x        0.8x
2005 EBITDA Multiple/2005-2008 EBITDA Growth.....       0.9x-1.5x      1.3x        1.0x

---------------

 * Free cash flow information was not publicly available for Adelphia Communications Corp., Cablevision Systems Corp. and Charter Communications, Inc. and therefore the ranges of multiples using that information were not presented.

** Does not include Cox.

     Goldman Sachs also calculated certain multiples for each of the selected companies and Cox as of July 30, 2004, the last date before the announcement of Enterprises' proposal. The following tables present the results of this analysis:

                                                                                 COX
MULTIPLES FOR SELECTED SMALL CAP COMPANIES            INSIGHT   MEDIACOM   (JULY 30, 2004)
------------------------------------------            -------   --------   ---------------
Adjusted Cable Enterprise Value/2004 Cable EBITDA...     9.5x       8.9x          9.1x
Adjusted Cable Enterprise Value/2005 Cable EBITDA...     8.8x       8.7x          8.1x
Adjusted Cable Enterprise Value/2004 subscribers....  $3,174     $2,567        $3,299
Adjusted Cable Enterprise Value/2005 subscribers....  $3,195     $2,606        $3,273
2005 EBITDA Multiple/2005-2006 EBITDA Growth........     1.6x       2.5x          0.7x
2005 EBITDA Multiple/2005-2008 EBITDA Growth........     1.4x       1.6x          0.8x
2005 Free Cash Flow/2005-2006 Free Cash Flow........     0.6x         *           0.7x
2005 Free Cash Flow/2005-2008 Free Cash Flow........     0.6x       0.5x          0.6x
Cable Equity Market Capitalization/2004 Free Cash       20.9x      11.0x         34.3x
  Flow..............................................
Cable Equity Market Capitalization/2005 Free Cash       15.4x       9.1x         29.4x
  Flow..............................................

---------------

* Projected Free Cash Flow information was not publicly available.

                                                                                 COX
MULTIPLES FOR SELECTED LARGE CAP COMPANIES*        RANGE**      MEDIAN**   (JULY 30, 2004)
-------------------------------------------     -------------   --------   ---------------
Adjusted Cable Enterprise Value/2004 Cable          7.8x-14.8x      9.4x          9.1x
  EBITDA......................................
Adjusted Cable Enterprise Value/2005 Cable          7.2x-11.4x      8.6x          8.1x
  EBITDA......................................
Adjusted Cable Enterprise Value/2004            $3,058-$3,335    $3,281        $3,299
  subscribers.................................
Adjusted Cable Enterprise Value/2005            $3,043-$3,367    $3,261        $3,273
  subscribers.................................
2005 EBITDA Multiple/2005-2006 EBITDA Growth..       0.5x-1.4x      1.0x          0.7x
2005 EBITDA Multiple/2005-2008 EBITDA Growth..       0.8x-1.4x      1.2x          0.8x

---------------

 * Free cash flow information was not publicly available for Adelphia Communications, Corp., Cablevision Systems Corp. and Charter Communications, Inc. and therefore the ranges of multiples using that information were not presented.

** Includes Cox.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on Cox using publicly available estimates by research analysts and management's projections.

     Goldman Sachs used projections of net present value of free cash flows published in certain publicly available reports issued between March 16, 1998 and July 9, 2004. The discount rates used in these reports ranged from 7.2% to 12.0% depending on the date of the report. When the discounted cash flow value or target price in the research report was stated in a range, Goldman Sachs used the midpoint of the range. When the discounted cash flow value was not available, Goldman Sachs used the target price stated in the research report. Goldman Sachs compared the discounted cash flow price in each of the reports with the absolute value and the 30-day moving average of the closing market price of Shares as of the last trading day before the relevant report was issued. Goldman Sachs calculated the mean and the median of the excess of the discounted cash flow price over the closing market price as of the last trading day before the relevant report was issued, as a percentage of that closing price. The mean and the median were, correspondingly, 24.7% and 17.4%. In addition, Goldman Sachs calculated the mean and median of the excess of the discounted cash flow price over the 30-day moving average of the closing market price as of the last trading day before the relevant report was issued, as a percentage of that closing price. The mean and the median were, correspondingly, 22.6% and 17.3%.

     Goldman Sachs calculated indications of net present value of free cash flows for Cox's cable business using management projections for the years 2004 through 2009. Goldman Sachs calculated implied prices per Share using selected terminal values in the year 2009 and discounting the terminal values and projected cash flows for the remainder of 2004 and 2005 through 2008 to present value. Goldman Sachs also calculated the portion of the net present value of Cox's cable business attributable to the terminal value of that business and the implied 2005 cable subscriber valuation. In addition, Goldman Sachs calculated a range of implied cable perpetuity growth rates that would generate the same indications of net present value as the selected terminal values. For the terminal value analyses, Goldman Sachs used multiples ranging from 8.0x 2009 cable EBITDA to 9.5x 2009 cable EBITDA and cable discount rates ranging from 8.0% to 11.0%. In addition, Goldman Sachs assumed that the values of Discovery and Cox Business Services were $3.166 billion and $1.635 billion, respectively, based on illustrative 14.0x and 6.0x multiples applied to Discovery management's and Cox management's estimated 2005 EBITDA for respectively Discovery and Cox Business Services. The following table presents the results of this analysis:

                                                                   RANGE
                                                               --------------
Illustrative Per Share Value Indications....................   $34.74-$45.43
Terminal Value as Percentage of Cable Enterprise Value......    81.4%-84.6%
Implied 2005 Cable Subscriber Valuation.....................   $3,758-$4,821
Implied Cable Perpetuity Growth Rate........................     2.0%-5.8%

     In addition to the analysis above, Goldman Sachs analyzed the sensitivity of the results to the values assigned to Discovery and Cox Business Services by applying upward and downward adjustments of 10% and 20% to each of these values. The range of illustrative values per Share resulting from those adjustments assuming a terminal value multiple of 8.5x for 2009 cable EBITDA and a cable discount rate of 9.0% was $38.05 to $41.08.

     In addition, Goldman Sachs analyzed sensitivities to the illustrative per Share value indications resulting from the discounted cash flow analysis if a terminal value multiple of 8.5x for 2009 cable EBITDA and a cable discount rate of 9% were assumed. When these sensitivities were based on upward and downward adjustments of up to 3.0% to management's projected cable revenue growth and cable EBITDA margins for 2005 through 2009, the analysis showed illustrative per Share value indications ranging from $31.63 to $48.88. When these sensitivities were based on upward and downward adjustments of up to 3.0% to management's projected annual cable revenue growth and annual cable capital expenditures as a percent of cable revenue for 2005 through 2009, the analysis resulted in illustrative per Share value indications ranging from $33.50 to $46.35. For purposes of this sensitivity analysis, Goldman Sachs assumed that the values of Discovery and Cox Business Services were $3.166 billion and $1.635 billion, respectively, based on illustrative 14.0x and 6.0x multiples applied to Cox management's estimated 2005 EBITDA for Discovery and Cox Business Services.

     Goldman Sachs also examined the sensitivity of management's long range plan, dated September 7, 2004, to changes in the assumptions about sources of revenue of Cox based on downward adjustments to management's projections. The following table summarizes the results from that analysis:

                                                    CABLE REVENUE IN MILLIONS/%
                                                     DECREASE IN CABLE REVENUE
                                              ----------------------------------------
CABLE REVENUE DRIVER                          CHANGE        2005             2008
--------------------                          ------    -------------    -------------
Basic Subscriber Growth.....................    (1.0)%  $(24.0)/(0.4)%   $(90.0)/(1.1)%
Basic Average Revenue per User..............  $(1.00)   $(76.0)/(1.2)%   $(78.0)/(1.0)%
High Speed Data Penetration (% of Basic)....    (1.0)%  $(14.0)/(0.2)%   $(14.0)/(0.2)%
High Speed Data Average Revenue per User....  $(1.00)    (34.0)/(0.5)%   $(52.0)/(0.7)%
Telephony Penetration (% of Basic)..........    (1.0)%  $(16.0)/(0.3)%   $(14.0)/(0.2)%
Telephony Average Revenue per User..........  $(1.00)   $(18.0)/(0.3)%   $(30.0)/(0.4)%

     Future Stock Price Analysis. Goldman Sachs analyzed the present value of Cox's hypothetical standalone future stock prices based upon projections of cable EBITDA through December 31, 2007 and December 31, 2008 contained in Cox management's long range plan, dated September 7, 2004, and projections of total EBITDA through December 31, 2007 and December 31, 2008 contained in Institutional Brokerage Estimate System reports. Goldman Sachs calculated a range of implied Share values based on this analysis using equity discount rates of 9%, 10% and 11% and cable EBITDA multiples of 8.0x, 8.5x, 9.0x and 9.5x. Goldman Sachs assumed that the values of Discovery and Cox Business Services were, respectively, $3.166 billion and $1.635 billion as of December 31, 2004 based on illustrative 14.0x and 6.0x multiples applied to Discovery management's and Cox management's estimated 2005 EBITDA for respectively Discovery and Cox Business Services. These analyses assumed that in each subsequent year though December 31, 2007, the values of Cox Business Services and Discovery were the values assigned to them as of December 31, 2004, grown at the corresponding equity discount rate. The results of these analyses are summarized as follows:

                                                 PRESENT VALUE OF FUTURE STOCK PRICES
                                     -------------------------------------------------------------
YEARS                                BASED ON MANAGEMENT'S PROJECTIONS   BASED ON IBES PROJECTIONS
-----                                ---------------------------------   -------------------------
Through December 31, 2006..........            $34.20-$41.69                   $30.51-$37.25
Through December 31, 2007..........            $36.16-$44.37                   $31.47-$38.64

     In addition to the analysis above, Goldman Sachs analyzed the sensitivity of the results to the assumed values for Discovery and Cox Business Services by applying upward and downward adjustments of 10% and 20% to those values. The illustrative values per Share resulting from those adjustments, assuming a terminal value multiple of 8.5x for 2009 cable EBITDA and a cost of equity of 10%, are described in the following table:

                                            RANGE OF PRESENT VALUES OF FUTURE STOCK PRICES
                                     -------------------------------------------------------------
YEARS                                BASED ON MANAGEMENT'S PROJECTIONS   BASED ON IBES PROJECTIONS
-----                                ---------------------------------   -------------------------
Through December 31, 2006..........            $35.26-$38.44                   $31.36-$34.41
Through December 31, 2007..........            $37.50-$40.77                   $32.50-$35.61

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Cox or the contemplated transaction.

     Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Special Committee that, as of October 19, 2004 and based upon and subject to the factors and assumptions set forth in the written opinion, the $34.75 per Share in cash to be received by the holders of Shares (other than Enterprises and its affiliates) in connection with the Offer and the Merger was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cox, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to recommend the transaction contemplated by the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I to the Offer to Purchase.

     Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement.

     In addition, Goldman Sachs has provided certain investment banking services to Cox from time to time, including having acted as (i) co-manager in connection with the follow-on offering of Shares in August 1999, (ii) co-manager in the offering of exchangeable debentures of Cox in the aggregate principal amount of $1,108,000,000 in November 1999 and (iii) lender in connection with a five-year loan commitment in the aggregate principal amount of $40,000,000 in June 2004, which commitment is part of the $1.25 billion facility that is described in the "Source and Amount of Funds" section of the Offer to Purchase and that Cox drew upon and amended in connection with this transaction. Goldman Sachs has provided certain investment banking services to Enterprises from time to time, including having acted as lender in connection with (i) a 364-day loan commitment in the aggregate principal amount of $10,000,000 in June 2003 and (ii) a five-year loan commitment in the aggregate principal amount of $40,000,000 in June 2004, which commitment is part of the $1.1 billion facility that is described in the "Source and Amount of Funds" section of the Offer to Purchase and that Enterprises drew upon and amended in connection with this transaction. Goldman Sachs has also provided certain investment banking services to Cox Radio, Inc., an indirect subsidiary of Enterprises ("Cox Radio"), from time to time, including having acted as lender in connection with (i) a 364-day loan commitment in the aggregate principal amount of $6,000,000 in June 2003 and (ii) a five-year loan commitment in the aggregate principal amount of $15,000,000 in June 2004. Goldman Sachs may provide investment banking and other services to Cox, Enterprises, Cox Radio and their affiliates in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

     Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Cox, Enterprises, Cox Radio and their respective affiliates, may actively trade the debt and equity securities of Cox, Cox Radio and other affiliates of Enterprises (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

     The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated August 17, 2004, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the Merger Agreement. Pursuant to the terms of this engagement letter, Cox has agreed to pay Goldman Sachs certain fees for its services in connection with the transaction contemplated by the Merger Agreement, including fees of $1,750,000 in the aggregate prior to October 19, 2004, $4,640,000 upon delivery of the opinion, and 0.20% of the amount by which the aggregate consideration payable at the closing of the Offer and the Merger to holders of Shares (other than Enterprises) exceeds the aggregate amount that would have been paid to such holders in the Offer and the Merger had such per Share consideration been $32.67. In addition, Cox has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

  6.  SUMMARY OF FINANCIAL ANALYSIS OF CITIGROUP AND LEHMAN BROTHERS. (PP.
      41-43)

     In connection with its consideration of a potential transaction, Enterprises engaged Citigroup and Lehman Brothers as its financial advisors. On August 25, 2004, Citigroup and Lehman Brothers made a presentation to the Special Committee. This presentation was also delivered to certain members of management of Enterprises. The following is a summary of the material financial analyses furnished by Citigroup and Lehman Brothers to the Special Committee and certain members of management of Enterprises. However, it does not purport to be a complete description of the analyses performed by Citigroup and Lehman Brothers or of their presentations to the Special Committee or Enterprises. Enterprises did not request, and Citigroup and Lehman Brothers did not provide, any opinion to either Enterprises or Cox's stockholders as to the fairness of the consideration payable pursuant to the Offer or any valuation of Cox for the purpose of assessing the fairness of such consideration.

     The following summary is included here only for informational purposes and to comply with applicable Securities and Exchange Commission disclosure requirements.

     Some of the summaries of financial analyses described below include information presented in tabular format. In order to understand fully the financial analyses performed by Citigroup and Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Citigroup and Lehman Brothers.

     Comparison of Consideration with Historical Stock Prices. The financial advisors compared the initial $32 net per share offer price to Cox's stock price as of July 30, 2004, and average stock prices over periods of ten days, 30 days, 60 days, 90 days, year-to-date, as well as for one year and two years preceding July 30, 2004. The value of a $32 net per share offer price represents a 16% premium to the July 30, 2004 closing price of $27.58 and a 14% premium to the 30-day average.

PREMIUM OF $32 NET PER SHARE OFFER PRICE RELATIVE TO          PREMIUM
----------------------------------------------------          -------
July 30, 2004...............................................    16%
10-Day average..............................................    14%
30-Day average..............................................    14%
60-Day average..............................................     9%
90-Day average..............................................     6%
Year-to-date average........................................     1%
1-Year average..............................................    (1)%
2-Year average..............................................     4%

All premiums in the table above are for periods prior to July 30, 2004.

     Peer Comparison Analysis. Citigroup and Lehman Brothers performed certain of their analyses, described in more detail below, with respect to five publicly traded companies deemed by each of Citigroup and Lehman Brothers to be generally comparable to Cox (the "Comparative Peer Companies"). The Comparative Peer Companies included in Citigroup and Lehman Brothers' analyses were: Cablevision Systems Corporation, Charter Communications, Inc., Comcast Corporation, Insight Communications Company, Inc. and Mediacom Communications Corporation.

     Citigroup and Lehman Brothers analyzed selected projected operating information from Cox's Fall 2003 long range plan and valuation multiples for Cox and compared selected projected data and valuation multiples to that of the Comparative Peer Companies.

     Based on the initial $32 net per Share offer price, Citigroup and Lehman Brothers calculated the implied enterprise value per subscriber of Cox. Citigroup and Lehman Brothers calculated the implied enterprise value per subscriber for each of the Comparative Peer Companies based on the closing stock price of each Comparative Peer Company on July 30, 2004. Citigroup and Lehman Brothers calculated the average of the implied enterprise value per subscriber for the Comparative Peer Companies based on the closing stock price of each Comparative Peer Company on July 30, 2004 and compared it to the implied enterprise value per subscriber of Cox based on the $32 net per Share offer price. This analysis indicated that the $32 net per Share offer price represents over a 34% premium to the average implied enterprise value per subscriber of the Comparative Peer Companies based on the closing stock price of each Comparative Peer Company on July 30, 2004.

     Based on the initial $32 net per Share offer price, Citigroup and Lehman Brothers reviewed enterprise values (excluding the value of Discovery) as a multiple of estimated fiscal year ending December 31, 2004 earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. Citigroup and Lehman Brothers also reviewed enterprise values as a multiple of estimated fiscal year ending December 31, 2004 EBITDA for each Comparative Peer Company based on the closing stock price of each Comparative Peer Company on July 30, 2004. Citigroup and Lehman Brothers calculated the average enterprise value/estimated 2004 EBITDA multiple for the Comparative Peer Companies based on the closing stock price of each Comparative Peer Company on July 30, 2004 and compared it to the enterprise value/estimated 2004 EBITDA multiple for Cox based on the $32 net per Share offer price.

     The table below summarizes the analysis.

                          COMPARATIVE PEER COMPARISON

                                                    IMPLIED ENTERPRISE   IMPLIED ENTERPRISE
                                                     VALUE/SUBSCRIBER    VALUE/2004E EBITDA
                                                    ------------------   ------------------
Cablevision Systems Corporation...................        $2,735                 7.3x
Charter Communications, Inc. .....................        $2,803                 8.8x
Comcast Corporation...............................        $3,280                 9.0x
Insight Communications Company, Inc. .............        $3,224                 9.8x
                                                          ------                ----
Mediacom Communications Corporation...............        $2,482                 9.0x
                                                          ------                ----
Comparative Peer Average..........................        $2,905                 8.8x
$32 NET PER SHARE OFFER PRICE.....................        $3,896                 9.9x
                                                          ------                ----

  Other Financial Analyses Performed by Citigroup and Lehman Brothers

     On June 25, 2004, Lehman Brothers sent preliminary discussion materials to certain members of management of Enterprises. The discussion materials included, among other information, a preliminary analysis of summary valuation ranges based on historical stock prices, a comparison of selected operating data and valuation multiples of Cox to those of the Comparative Peer Companies, a comparison of premia paid in precedent minority buy-in transactions and estimates of future discounted cash flows based on Cox's Fall 2003 long range plan. The preliminary valuation range presented for the historical stock prices analysis was $28.53-$36.95. The preliminary valuation range presented for the Comparative Peer Companies analysis was $28.59-$33.04. The preliminary valuation range presented for the precedent buy-in transactions with total consideration in excess of $1.0 billion was $33.43-$42.03. The preliminary valuation range presented for the discounted cash flow analysis was $33.66-$45.28. Citigroup and Lehman Brothers stated in their October 7 presentation that other financial analyses such as comparisons to Comparative Peer Companies and comparisons to historical stock prices are more meaningful measures to value Cox due to the significant uncertainty of Cox's performance after 2006, as acknowledged by Cox's management when they presented the revised long range plan, due in part to increasing competition.

     On June 29, 2004, Citigroup sent preliminary discussion materials to certain members of management of Enterprises. The discussion materials included, among other information, an analysis of certain information relating to selected minority buy-in transactions. For each of the precedent transactions, Citigroup calculated and compared the initial and final purchase price per share to historical stock prices; however, no related analysis of summary valuation ranges was performed.

     On July 22, 2004, Citigroup and Lehman Brothers provided preliminary discussion materials to certain members of management of Enterprises. This discussion material included, among other information, a preliminary analysis of summary valuation ranges based on historical stock prices, a comparison of selected operating data and valuation multiples of Cox to those of the Comparative Peer Companies, a comparison of premia paid in precedent minority buy-in transactions and estimates of future discounted cash flows based on Cox's Fall 2003 long range plan. The preliminary valuation range presented for the historical stock prices analysis was $27.17-$36.95. The preliminary valuation range presented for the Comparative Peer Companies analysis was $28.95-$32.80. The preliminary valuation range presented for the precedent buy-in transactions with total consideration in excess of $1.0 billion was $29.63-$37.25. The preliminary valuation range presented for the discounted cash flow analysis was $33.34-$45.36. Citigroup and Lehman Brothers stated in their October 7 presentation that other financial analyses such as comparisons to Comparative Peer Companies and comparisons to historical stock prices are more meaningful measures to value Cox due to the significant uncertainty of Cox's performance after 2006, as acknowledged by Cox's management when they presented the revised long range plan, due in part to increasing competition.

     The analyses referenced above were refined in subsequent presentations on July 30, August 25 and October 7, 2004.

     On July 30, 2004, Citigroup and Lehman Brothers sent preliminary discussion materials to certain members of management of Enterprises. The discussion material included, among other information, a preliminary analysis of summary valuation ranges based on historical stock prices, comparing selected operating data and valuation multiples of Cox to those of the Comparative Peer Companies, comparing premia paid in precedent minority buy-in transactions and estimates of future discounted cash flows based on Cox's Fall 2003 long range plan. The preliminary valuation range presented for the historical stock prices analysis was $27.17-$36.95. The preliminary valuation range presented for the Comparative Peer Companies analysis was $28.65-$32.43. The preliminary valuation range presented for the precedent buy-in transactions with total consideration in excess of $1.0 billion was $29.24-$36.76. The preliminary valuation range presented for the discounted cash flow analysis was $35.38-$47.16. When adjustments to revenue growth and capital spending were made to Cox's Fall 2003 long-range plan by Citigroup and Lehman Brothers, the resulting preliminary valuation range presented for the discounted cash flow analysis was $25.34-$33.94. Citigroup and Lehman Brothers stated in their October 7 presentation that other financial analyses such as comparisons to Comparative Peer Companies and comparisons to historical stock prices are more meaningful measures to value Cox due to the significant uncertainty of Cox's performance after 2006, as acknowledged by Cox's management when they presented the revised long range plan, due in part to increasing competition.

     Precedent Premium Paid Analysis. Citigroup and Lehman Brothers analyzed certain information relating to 8 selected minority buy-in transactions announced since 2000 with aggregate consideration in excess of $1 billion. For each of the precedent transactions, Citigroup and Lehman Brothers calculated and compared the final purchase price per share to historical stock prices. The following table presents the results of this analysis:

                                                             PRECEDENT TRANSACTIONS
                                                            IN EXCESS OF $1 BILLION
                                                            ------------------------
                                                             RANGE     MEAN   MEDIAN
                                                            --------   ----   ------
Initial Premium Over 1 Day
  Prior Close.............................................    1%-32%   13%     13%
Percent Increase in Offer.................................    1%-17%    8%      5%
Final Bid Premium to:
  1-Day Average...........................................    5%-32%   20%     19%
  30-Day Average..........................................  (2)%-63%   33%     32%
  90-Day Average..........................................    1%-49%   30%     30%
Percent of 52-Week High Price.............................  80%-116%   97%     98%

     On October 7, 2004, Citigroup and Lehman Brothers presented a response to the report presented by Goldman Sachs on September 28, 2004. In the October 7 presentation, Citigroup and Lehman Brothers performed a discounted cash flow analysis of Cox based on the revised long range plan using a discount rate of 9.5%. Citigroup and Lehman Brothers applied such discount rate to the 2009 terminal value implied by EBITDA multiples ranging from 8.0x to 9.0x and the 2009 cable EBITDA based on a sensitivity analysis applied to the revised long range plan. Citigroup and Lehman Brothers used an estimated value for Discovery and Cox Business Services based on research analysts' consensus of values for both assets of $2.552 billion and $1.438 billion, respectively. Using this analysis, Citigroup and Lehman Brothers derived an implied per share equity reference range for Cox of $29.80 to $33.00, 80% of the value of which is captured in the terminal year. However, as discussed above, Citigroup and Lehman Brothers stated that other financial analyses such as comparisons to the Comparative Peer Companies and comparisons to historical stock prices are more meaningful measures to value Cox than a discounted cash flow analysis due to the significant uncertainty of Cox's performance after 2006. Citigroup and Lehman Brothers performed this analysis to rebut the discounted cash flow analysis used by Goldman Sachs in their September 28 presentation.

  7.  ANNUAL APPRAISAL FOR COMPENSATORY PURPOSES. (PP. 40-41)

     Since 1968, as part of its senior officer compensation package, Enterprises has provided incentive compensation awards based on the appreciation, if any, from year to year in its businesses and investments. Each year since 1968 Enterprises has obtained appraisals as of December 31st from two independent appraisal firms and has used the average of the two appraisals to determine the change in value of Enterprises from year to year. Cox is one of the businesses that is a component of the overall value of Enterprises for purposes of calculating senior officer compensation. Since 1968, Richard Sleavin, LTD ("Sleavin"), has been engaged as one of the appraisal firms, and since 1991 Bond & Pecaro, Inc. ("Bond & Pecaro") has served as the second appraisal firm. Each appraisal firm was initially engaged by Enterprises on the basis of such firm's service to Enterprises on other appraisal projects. Enterprises has continued to engage both firms in connection with Enterprises' incentive compensation awards because of such firms' familiarity with Enterprises' businesses and investments and Enterprises' incentive compensation plans.

     In preparing its appraisal, Bond & Pecaro reviewed publicly available information related to the cable industry as well as data provided by Enterprises, consisting primarily of projections and unaudited financial statements. Bond & Pecaro analysts assessed the value of Cox stock and other Enterprises assets based upon cost and the income and resale potential of the businesses, tempered by consideration of recent comparable sales and then-current marketplace conditions. Bond & Pecaro reviewed Cox's 2003 consolidated results (including total revenue, income before depreciation increases and subscriber growth in Cox's various products) and historical results for the cable systems owned and operated by Cox (including revenue and income before depreciation). Bond & Pecaro then employed a discounted cash flow methodology using the income approach to the results for each cable system and adjusted for the value of other assets, investments, liabilities and debt to arrive at an overall valuation of $29.0 billion for Cox. After reducing this overall value using an average market price to value Shares held by Cox stockholders other than Enterprises and its subsidiaries, Enterprises' investment in Cox was valued at $21.3 billion.

     In preparing its appraisal, Sleavin analyzed the history of Cox, the economic outlook for the U.S. economy generally and the cable industry specifically, book value and the financial condition of Cox, goodwill and other intangibles, the demographic and retail sales characteristics of each of Cox's cable television markets, recent comparable sales in the cable industry, as well as the stock prices of Cox and other publicly traded cable companies. Sleavin used a combination of methodologies to arrive at a valuation for each cable system and then adjusted for the value of other assets, investments, liabilities and debt to arrive at an overall valuation of $32.8 billion. After reducing this overall value using an average market price to value Shares held by Cox stockholders other than Enterprises and its subsidiaries, Enterprises' investment in Cox was valued at $25.0 billion.

     Both Bond & Pecaro and Sleavin determined that the per Share value held by Cox's stockholders, other than Enterprises and its subsidiaries, as of December 31, 2003, was $34.03, the average of the closing price for the Shares on the last twenty trading days of 2003. The values ascribed by Bond & Pecaro and Sleavin to Enterprises' stake in Cox as of December 31, 2003, were $21.3 billion and $25.0 billion, respectively.

     Neither Enterprises nor any of its affiliates, including Cox, had any material relationship with either Bond & Pecaro or Sleavin, and no such relationship was mutually understood to be contemplated. Bond & Pecaro does provide appraisal and valuation services to Cox from time to time in connection with tax and accounting matters, and Bond & Pecaro receives customary compensation for such services. There were no limitations imposed by Enterprises or its affiliates on the scope of the review by either appraisal firm.

     Enterprises did not commission these appraisals in connection with the Offer and Merger. The Enterprises officers who worked on the Offer (see "Background of the Offer" contained in the Offer to Purchase) were aware of these appraisals and had reviewed them earlier in the year as part of the routine executive compensation and incentive award determination process. However, since the primary objective of the appraisals was to evaluate year-over-year changes in the overall value of Enterprises and its holdings, the Enterprises officers who worked on the Offer did not consider these appraisals or deem them relevant in connection with the determination of fair consideration to be paid to Cox's stockholders. For a description of Enterprises' position regarding fairness of the consideration to be paid to Cox's stockholders pursuant to the Offer and the Merger, refer to "Position Of Enterprises And Holdings Regarding Fairness Of The Offer And The Merger" contained in the Offer to Purchase.

  8.  OTHER AVAILABLE INFORMATION.

     Prior to the Merger, Cox was subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, was required to file reports and other information with the Commission relating to Cox's business, financial condition and other matters. These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York City and Chicago. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Cox's filings are also available to the public on Cox's Internet website (http://www.cox.com) and the SEC's Internet website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the SEC's customary fees. Certain reports and other information concerning Cox may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The following documents filed by Cox with the Commission in accordance with the provisions of the Exchange Act are incorporated herein by reference:

     - Cox's annual report on Form 10-K for the year ended December 31, 2003, filed February 27, 2004;

     - Cox's quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed May 5, 2004;

     - Cox's quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed August 5, 2004;

     - Cox's quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed November 4, 2004;

     - Cox's current report on Form 8-K, dated June 4, 2004 and filed June 9, 2004;

     - Cox's current report on Form 8-K, dated June 23, 2004 and filed June 24, 2004;

     - Cox's current report on Form 8-K, dated July 16, 2004 and filed July 21, 2004;

     - Cox's current report on Form 8-K, dated and filed August 2, 2004;

     - Cox's current report on Form 8-K, dated August 12, 2004 and filed August 20, 2004;

     - Cox's current report on Form 8-K, dated October 19, 2004 and filed October 25, 2004;

     - Cox's current report on Form 8-K, dated November 3, 2004 and filed November 8, 2004;

     - Cox's current report on Form 8-K, dated December 2, 2004 and filed December 3, 2004;

     - Cox's current report on Form 8-K, dated December 8, 2004 and filed December 8, 2004; and

     - Cox's definitive proxy statement for the 2004 annual meeting of stockholders, filed April 5, 2004.

     Any statement made in a document incorporated by reference is deemed to be modified or superseded for purposes of this Notice of Merger and Appraisal Rights if a statement contained in this Notice of Merger and Appraisal Rights or in any other subsequently filed document which also is incorporated modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Notice of Merger and Appraisal Rights.

     Statements made in this Notice of Merger and Appraisal Rights or in any document incorporated by reference in this Notice of Merger and Appraisal Rights as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     All documents that Cox will file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Notice of Merger and Appraisal Rights until 120 days after the Effective Time of the Merger shall be incorporated by reference in, and to be a part of, this Notice of Merger and Appraisal Rights from the date such documents are filed, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations. Cox will provide, without charge, to any person who receives a copy of this Notice of Merger and Appraisal Rights, upon such recipient's written or oral request, a copy of any documents that this Notice of Merger and Appraisal Rights incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to: Cox Communications, Inc. 1400 Lake Hearn Drive Atlanta, Georgia 30319, Telephone: (404) 843-5000, Attention: Investor Relations.

                                          COX COMMUNICATIONS, INC.

                                          James O. Robbins
                                          President and Chief Executive Officer

Date: December 13, 2004

                                   APPENDIX A
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation, and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof, that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.